                                                                       EXHIBIT 2




                             DISTRIBUTION AGREEMENT

                                     BETWEEN

                             ACX TECHNOLOGIES, INC.

                                       AND

                                 COORSTEK, INC.

                                December 1, 1999

                              TABLE OF CONTENTS

                                                                          PAGE

ARTICLE I  DEFINITIONS ......................................................1

ARTICLE II  PRE-DISTRIBUTION TRANSACTIONS ...................................5
      2.01  Transferred Assets and Assumed Liabilities ......................5
      2.02  Financing Arrangements ..........................................5
      2.03  Related Agreements ..............................................6
      2.04  ACX Approval ....................................................6
      2.05  Securities Law Actions ..........................................6

ARTICLE III  ASSUMPTION AND RETENTION OF LIABILITIES ........................6
      3.01  Assumed Liabilities .............................................6
      3.02  Retained Liabilities ............................................7

ARTICLE IV  THE DISTRIBUTION ................................................7
      4.01  The Distribution ................................................7
      4.02  Fractional Shares ...............................................7
      4.03  ACX Board Action ................................................7

ARTICLE V  SURVIVAL, INDEMNIFICATION, CLAIMS AND OTHER MATTERS ..............8
      5.01  Survival of Agreements ..........................................8
      5.02  Indemnification .................................................8
      5.03  Procedure for Indemnification ...................................9
      5.04  Direct Claims ..................................................10
      5.05  Adjustment of Indemnifiable Losses .............................11
      5.06  No Third Party Beneficiaries ...................................12
      5.07  Joint Defense Agreements .......................................12
      5.08  Special Notices ................................................12

ARTICLE VI CERTAIN ADDITIONAL MATTERS ......................................13
      6.01  Construction of Agreements .....................................13
      6.02  No Representations or Warranties; Exceptions ...................13
      6.03  Further Assurances .............................................14
      6.04  Consents, etc. .................................................14
      6.05  Officers and Directors .........................................14
      6.06  Existing Intercompany Arrangements .............................14
      6.07  Intercompany Accounts ..........................................14
      6.08  Transfer Taxes .................................................14
      6.09  Proration of Taxes, Lease and Utility Payments .................15

ARTICLE VII  ACCESS TO INFORMATION AND SERVICES ............................15
      7.01  Provision of Corporate Records .................................15

      7.02  Access to Information ..........................................15
      7.03  Production of Witnesses and Individuals ........................16
      7.04  Retention of Records ...........................................16
      7.05  Confidentiality ................................................16
      7.06  Privileged Matters .............................................17

ARTICLE VIII  INSURANCE ....................................................18
      8.01  General ........................................................18
      8.02  Certain Insured Claims .........................................19

ARTICLE IX  DISPUTE RESOLUTION .............................................19
      9.01  Initiation .....................................................19
      9.02  Mediation ......................................................19
      9.03  Arbitration ....................................................20
      9.04  Cost of Arbitration ............................................20

ARTICLE X  MISCELLANEOUS ...................................................20
      10.01 Complete Agreement .............................................20
      10.02 Expenses .......................................................21
      10.03 Governing Law ..................................................21
      10.04 Notices ........................................................21
      10.05 Amendment and Modification .....................................21
      10.06 Termination ....................................................21
      10.07 Successors and Assigns .........................................22
      10.08 No Third Party Beneficiaries ...................................22
      10.09 Counterparts ...................................................22
      10.10 Interpretation .................................................22
      10.11 Schedules, Etc. ................................................22
      10.12 Legal Enforceability ...........................................22

SCHEDULE I    -  TRANSFERRED ASSETS AND ASSUMED LIABILITIES

SCHEDULE II   -  INTERCOMPANY DEBT

EXHIBIT A     -  FORM OF PROMISSORY NOTE

EXHIBIT B     -  FORM OF ENVIRONMENTAL RESPONSIBILITY AGREEMENT

EXHIBIT C     -  FORM OF TRANSITIONAL SERVICES AGREEMENT

EXHIBIT D     -  FORM OF TAX SHARING AGREEMENT

                            DISTRIBUTION AGREEMENT
                            ----------------------


     THIS DISTRIBUTION AGREEMENT (this "Distribution Agreement" or this "Agreement"), dated as of December 1, 1999, is between ACX Technologies, Inc., a Colorado corporation ("ACX"), and COORSTEK, INC., a Colorado corporation and a wholly-owned subsidiary of ACX (together with its subsidiaries, "CTI").

                                   RECITALS

     1. ACX conducts its business through its subsidiaries, Graphic Packaging Holdings Inc. and its subsidiaries, ACX International Sales Corp. and CTI.

     2. The Board of Directors of ACX (the "Board") has authorized a plan that, if completed as contemplated herein, will separate CTI from ACX's business by distributing the CTI common stock (the "CTI Common Stock"), to the holders of the common stock of ACX (the "ACX Common Stock"), on a pro rata basis.

     3. ACX and CTI have determined that it is necessary and desirable to establish the principal corporate transactions required to separate CTI's business from ACX and distribute the CTI Common Stock, and to agree on certain other matters, all as provided in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, ACX and CTI agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     ACX Group:  ACX and its Affiliates immediately following the Distribution.
     ---------

     Action:  any action, claim, suit, arbitration, inquiry, subpoena, discovery
     ------
request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     Affiliate:  with respect to any specified person, a person that, directly
     ---------
or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided that ACX
                                                            --------
(and its subsidiaries) shall not be deemed to be Affiliates of CTI (and its subsidiaries), and vice versa, for purposes of this Agreement; further provided,
                                                               ------- --------
that neither ACX nor CTI (and their respective subsidiaries) shall be deemed to be Affiliates of Adolph Coors Company (and its subsidiaries), or vice versa, for purposes of this Agreement.

     Agent:  Norwest Bank Minnesota, NA, the distribution agent appointed by ACX
     -----
to distribute the CTI Common Stock.

     Assumed Liabilities:  collectively, the Liabilities and other obligations
     -------------------
of ACX related to CTI that are described or listed on Schedule 1 hereto.

     Bill of Sale, Assignment and Assumption Agreements:  one or more bills of
     --------------------------------------------------
sale, assignments and assumption agreements to be entered into between ACX and CTI on or after the date of this Distribution Agreement pursuant to which ACX transfers the Transferred Assets to CTI and CTI assumes the Assumed Liabilities, as and when contemplated by Section 2.01 of this Distribution Agreement.

     Board:  as defined in the Recitals to this Agreement.
     -----

     Books and Records:  the books and records (including computerized books and
     -----------------
records) of ACX or its Affiliates that relate principally to CTI, all books and records relating to Employees; and all files relating to any Action being assumed by CTI as part of the Assumed Liabilities or any Action in which, as between the parties hereto or their Affiliates, CTI is the principal party in interest.

     CTI Group:  CTI and its Affiliates immediately following the Distribution.
     ---------

     Code:  the Internal Revenue Code of 1986, as amended.
     ----

     Conveyancing and Assumption Instruments:  collectively, the Bill of Sale,
     ---------------------------------------
Assignment and Assumption Agreements and any other agreements, instruments and other documents to be entered into in order to effect the transfer to CTI of the Transferred Assets and the assumption by CTI of the Assumed Liabilities.

     Distribution:  the distribution as a dividend to holders of ACX Common
     ------------
Stock of CTI Common Stock on the basis provided in Article IV hereof, which shall be made on the date specified by the Board.

     Distribution Date:  the date of the Distribution as determined by the
     -----------------
Board.

     Distribution Ratio:  as determined by the Board, the ratio of the number of
     ------------------
shares (or fraction thereof) of CTI Common Stock to be distributed to the holders of each share of ACX Common Stock on the Record Date.

     Dividend:  the special cash dividend in an amount equal to $200 million
     --------
less the Intercompany Debt to be paid by CTI to ACX on the Distribution Date.

     Employee:  any employee of ACX or any of its subsidiaries other than CTI
     --------
who is assigned to CTI on or prior to the Distribution Date, including but not limited to any such employee who was laid off, on leave of absence or on disability leave as of the Distribution Date.

     Environmental Responsibility Agreement:  the agreement, substantially in
     --------------------------------------
the form of Exhibit B hereto, pursuant to which ACX and CTI will provide for
            ---------
responsibility for potential environmental matters.

     Exchange Act:  the Securities Exchange Act of 1934, as amended.
     ------------

     Final Determination:  as defined in the Tax Sharing Agreement.
     -------------------

     Form 10:  the registration statement on Form 10, as amended from time to
     -------
time, filed by CTI with the SEC to register the CTI Common Stock pursuant to the Exchange Act.

     Indemnifiable Loss Deduction:  as defined in Section 5.05(b).
     ----------------------------

     Indemnifiable Losses:  with respect to any claim by an Indemnitee for
     --------------------
indemnification authorized pursuant to Article V hereof, any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

     Indemnifying Party:  any party who is required to pay any other person
     ------------------
pursuant to Article V hereof.

     Indemnity Return:  as defined in Section 5.05.
     ----------------

     Indemnitee:  any party who is entitled to receive payment from an
     ----------
Indemnifying Party pursuant to Article V hereof.

     Indemnity Payment:  the amount an Indemnifying Party is required to pay an
     -----------------
Indemnitee pursuant to Article V hereof.

     Information Statement:  the definitive information statement, substantially
     ---------------------
in compliance with Schedule 14C under the Exchange Act, to be mailed to the holders of ACX Common Stock in connection with the Distribution.

     Insurance Effective Time:  as defined in Section 8.03(a).
     ------------------------

     Insurance Program:  collectively, the series of policies as of the date of
     -----------------
this Agreement pursuant to which various insurance carriers provide or have provided insurance coverage to ACX and its Affiliates.

     Intercompany Debt:  the aggregate intercompany debt owed to ACX by CTI set
     -----------------
forth on Schedule II hereto. In no event shall trade payables incurred in the ordinary course of business between ACX and CTI or their Affiliates be considered Intercompany Debt for purposes of this definition.

     Intercompany Debt Methodology:  the financial methodology heretofore
     -----------------------------
approved by the Board to split the consolidated debt of ACX between ACX and CTI prior to the Distribution.

     Liabilities:  any and all debts, liabilities and obligations, whether
     -----------
accrued, contingent or reflected on a balance sheet, known or unknown, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgment of any court of any kind or award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     New Debt:  shall mean at least $205 million principal amount of debt to be
     --------
incurred by CTI prior to the Distribution Date.

     Notice:  as defined in Section 9.01.
     ------

     Policy Termination Date:  as defined in Section 8.01(a).
     -----------------------

     Privilege:  as defined in Section 7.06(a).
     ---------

     Privileged Information:  as defined in Section 7.06(a).
     ----------------------

     Promissory Note:  as defined in Section 2.02.
     ---------------

     Record Date:  the date determined by the Board as the record date for the
     -----------
Distribution.

     Recovery:  the amount obtained pursuant to a claim under an insurance
     --------
policy in the Insurance Program.

     Related Agreements:  the Environmental Responsibility Agreement,
     ------------------
Transitional Services Agreement, Tax Sharing Agreement, any joint defense agreement, the Conveyancing and Assumption Instruments, all other agreements referred to in Section 2.04 and any other agreement entered into by ACX or one or more of its Affiliates, and CTI and one or more of its Affiliates pursuant to this Agreement or otherwise in connection with the Distribution.

     Restated Tax Saving Amount:  as defined in Section 5.05(b).
     --------------------------

     Retained Liabilities:  collectively, all Liabilities and obligations of ACX
     --------------------
that are not Assumed Liabilities.

     SEC:  the Securities and Exchange Commission.
     ---

     Tax Ruling:  the ruling by the Internal Revenue Service that the
     ----------
Distribution will be tax free to ACX and ACX stockholders under Section 355 of the Code.

     Tax Saving Amount:  as defined in Section 5.05.
     -----------------

     Tax Sharing Agreement:  the agreement substantially in the form of Exhibit
     ---------------------                                              -------
D hereto, pursuant to which ACX and CTI will provide for certain tax matters.
-

     Third Party Claim:  as defined in Section 5.03(b).
     -----------------

     Transferred Assets:  Collectively, all assets of ACX being transferred to
     ------------------
CTI that are described or listed on Schedule I hereto.

     Transfer Taxes:  as defined in Section 6.08.
     --------------

     Transitional Services Agreement:  the agreement, substantially in the form
     -------------------------------
of Exhibit C hereto, pursuant to which ACX and CTI, or their Affiliates, will
   ---------
provide certain transitional services to each other.

                                  ARTICLE II

                         PRE-DISTRIBUTION TRANSACTIONS
                         -----------------------------

     Section  2.01  Transferred Assets and Assumed Liabilities.  Certain
                    ------------------------------------------
Transferred Assets to be transferred and certain Assumed Liabilities to be assumed pursuant to this Agreement are to be transferred and assumed on or before December 15, 1999. Certain other Transferred Assets to be transferred and Assumed Liabilities to be assumed are to be transferred and assumed as of the close of business on the Distribution Date. Schedule I hereto sets forth the Transferred Assets and Assumed Liabilities and their respective transfer and assumption dates. ACX and CTI agree to execute such Bill of Sale, Assignment and Assumption Agreements as necessary or desirable to effect such transfers and assumptions in accordance with this Agreement and such Schedule.

     Section  2.02  Financing Arrangements.  ACX and CTI shall use their
                    ----------------------
respective best efforts to cause the following to occur on or before the close of business on the Distribution Date:

              (a)   the incurrence by CTI of the New Debt;

              (b) the repayment by CTI from the proceeds of the New Debt of the Intercompany Debt; and

              (c) the payment by CTI of the Dividend to ACX from the proceeds of the New Debt.

ACX and CTI agree that if CTI shall not have received the proceeds of the New Debt on or before the close of business on the Distribution Date, then CTI shall make the payments in subsections (b) and (c) above by issuing to ACX on the Distribution Date a promissory note substantially in the form of Exhibit A
                                                                 ---------
hereto, which shall be due on January 4, 1999 subject to extension to a later date by mutual agreement of the parties. ACX and CTI further agree that CTI shall indemnify ACX pursuant to Article V for any payment or fee ACX is required to pay or any other expense ACX may incur in respect of the New Debt.

     Section  2.03  Related Agreements.  ACX and CTI shall use their best
                    ------------------
efforts to cause, on or before the Distribution Date, the execution and delivery by ACX and CTI, or their respective Affiliates, of the Transitional Services Agreement, Environmental Responsibility Agreement, any Joint Defense Agreement, Tax Sharing Agreement, and other agreements deemed necessary or desirable by the applicable parties to establish and govern their post-Distribution relationships.

     Section  2.04  ACX Approval.  ACX, as the sole shareholder of CTI, shall
                    ------------
approve or ratify any actions that are reasonably necessary or desirable to be taken by CTI to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including, without limitation, approval of appropriate equity or other plans, agreements and arrangements for Employees and non-Employee members of CTI's Board of Directors.

     Section  2.05  Securities Law Actions.  ACX and CTI shall have prepared and
                    ----------------------
filed with the SEC, the Form 10, which shall include or incorporate by reference the Information Statement setting forth appropriate disclosure concerning CTI, the Distribution and any other appropriate matters required to be stated therein. ACX and CTI shall update, supplement and amend this information and shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act, and thereafter ACX shall mail the Information Statement to holders of ACX Common Stock as of the Record Date.

              (b) ACX and CTI shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the Distribution.

              (c) CTI shall prepare and file an application and shall pursue inclusion of its Common Stock in the Nasdaq National Market System.

                                  ARTICLE III

                    ASSUMPTION AND RETENTION OF LIABILITIES
                    ---------------------------------------

     Section  3.01  Assumed Liabilities.  Upon the terms and subject to the
                    -------------------
conditions set forth in this Agreement and the Bill of Sale, Assignment and Assumption Agreements, CTI hereby agrees with ACX to assume, pay, perform and discharge in due course any and all Assumed Liabilities.

     Section  3.02  Retained Liabilities.  Upon the terms and subject to the
                    --------------------
conditions set forth in this Agreement and the Bill of Sale, Assignment and Assumption Agreements, ACX hereby agrees with CTI to pay, perform and discharge in due course any and all Retained Liabilities.

                                  ARTICLE IV

                               THE DISTRIBUTION
                               ----------------

     Section  4.01  The Distribution.  Prior to the Distribution Date, ACX shall
                    ----------------
deliver to CTI the certificate for 200,000 shares of CTI Common Stock held by ACX and representing all of the outstanding CTI Common Stock, and CTI shall cancel such certificate and issue and deliver to ACX in exchange therefor an omnibus stock certificate representing that number of shares of CTI Common Stock equal to the product of (i) the number of shares of ACX Common Stock outstanding on the Record Date multiplied by (ii) the Distribution Ratio. ACX shall then deliver such omnibus certificate to the Agent and shall instruct the Agent to distribute, beginning on the Distribution Date, to holders of ACX Common Stock on the Record Date, the appropriate number of shares of CTI Common Stock based on the Distribution Ratio, and, as soon thereafter as reasonably practicable, cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 4.02 hereof. CTI agrees to provide to the Agent sufficient certificates in such denominations as the Agent may request in order to effect the Distribution. All of the shares of CTI Common Stock issued in the Distribution shall be fully paid, nonassessable and free of preemptive rights. ACX shareholders shall not be required to pay cash or other consideration for the CTI Common Stock received in the Distribution.

     Section  4.02  Fractional Shares.  No certificate or scrip representing
                    -----------------
fractional shares of CTI Common Stock shall be issued as part of the Distribution. In lieu of receiving fractional shares, each holder of ACX Common Stock who would otherwise be entitled to receive a fractional share of CTI Common Stock pursuant to the Distribution will receive cash for such fractional share. ACX shall instruct the Agent to determine the number of whole shares and fractional shares of CTI Common Stock allocable to each holder of record of ACXCommon Stock on the Record Date, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds (net of total selling expenses) of such sale; provided however that the Agent shall have sole discretion to determine when, how, through which broker-dealer and at what price to make its sales; further provided that the broker-dealer shall not be an affiliate of ACX or CTI.

     Section  4.03  ACX Board Action.
                    ----------------

              (a) The Board, in its discretion, shall establish the Record Date, the Distribution Date, the Distribution Ratio and all appropriate procedures in connection with the Distribution.

              (b) In its sole discretion for any reason, (including failure to receive confirmation (if requested) of the Tax Ruling) the Board may refuse to declare the Distribution; and after the declaration and until the Distribution, the Board may postpone or rescind the Distribution. In any event, the Board shall refuse to declare the Distribution until and unless the following conditions have been satisfied:

              (i) the Tax Ruling shall have been obtained and shall continue to be in effect;

              (ii) CTI Common Stock shall have been approved for inclusion in the Nasdaq National Market.

                                   ARTICLE V

                       SURVIVAL, INDEMNIFICATION, CLAIMS
                       ---------------------------------
                               AND OTHER MATTERS
                               -----------------

     Section  5.01  Survival of Agreements.
                    ----------------------

              (a) The obligations of CTI with respect to the Assumed Liabilities and the obligations of ACX with respect to the Retained Liabilities, and the related indemnification rights under this Agreement, shall survive indefinitely. Except as specifically provided for herein or in any Related Agreement, all other obligations of ACX and CTI shall terminate and be of no further force and effect on the tenth anniversary of the Distribution Date.

              (b) The obligations of ACX and CTI under this Agreement shall survive the sale or other transfer by either of them of any assets or businesses or the assignment by either of them of any Liabilities. To the extent that ACX transfers any of the Retained Liabilities (except for such amounts of Retained Liabilities that are not material individually or in the aggregate), ACX shall cause the transferee of such Retained Liabilities to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Retained Liabilities. To the extent that CTI transfers any of the Assumed Liabilities (except for such amounts of Assumed Liabilities that are not material individually or in the aggregate), CTI shall cause the transferee of such Assumed Liabilities to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Assumed Liabilities. No such transfer shall relieve either ACX or CTI from its respective obligations under this Agreement or the Related Agreements.

     Section  5.02  Indemnification.
                    ---------------

              (a) ACX shall indemnify, defend and hold harmless the CTI Group, and each of their respective directors, officers, employees and agents from and against any and all Indemnifiable Losses incurred or suffered by the CTI Group in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) any of the Retained

Liabilities, or (ii) any failure to perform, or violation of, any provision of this Agreement or any Related Agreement that is to be performed or complied with by ACX or its Affiliate.

              (b) CTI shall indemnify, defend and hold harmless the ACX Group, and each of their respective directors, officers, employees and agents from and against any and all Indemnifiable Losses incurred or suffered by the ACX Group in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) any of the Assumed Liabilities, (ii) any payment, fee or other expense incurred by ACX in respect of the New Debt, or (iii) any failure to perform, or violation of, any provision of this Agreement or any Related Agreement that is to be performed or complied with by CTI or its Affiliates.

     Section  5.03  Procedure for Indemnification.
                    -----------------------------

              (a) The following procedures shall apply to any claim for indemnification made by the ACX Group or the CTI Group pursuant to the indemnities provided in Section 5.02 of this Agreement and pursuant to any indemnities provided in any Related Agreement unless such Related Agreement establishes other procedures with respect to indemnities thereunder.

              (b) If ACX or CTI shall receive notice of any Action by any third party, or any fact or allegation upon which such Action could be based (hereinafter a "Third Party Claim"), with respect to which the other party is or may be obligated to make an Indemnity Payment, it shall give such other party prompt notice thereof (including any pleadings relating thereto), specifying in reasonable detail the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Indemnity Payment); provided, however,
                                                              --------
that the failure of a party to give notice as provided in this Section 5.03 shall not relieve the other party of its indemnification obligations under this
Article V, except to the extent that such other party is actually prejudiced by such failure to give notice.

              (c) For any Third Party Claim upon which notice is required to be given under paragraph (b) of this Section 5.03, the Indemnifying Party shall defend such Third Party Claim at its sole cost and expense and through counsel employed by the Indemnifying Party and reasonably acceptable to the Indemnitee. Within 30 days of receipt of the notice of Third Party Claim received under paragraph (b), the Indemnifying Party shall give notice of its intent to defend or objection to the claim of indemnification specifying in reasonable detail the grounds therefore. Failure to provide such notice within such 30-day period shall be deemed acknowledgment by the Indemnifying Party of its indemnity obligation for the Third Party Claim.

              (d) The Indemnifying Party's right to defend any Third Party Claim includes the right to control, manage and direct the defense of the Third Party Claim and to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnitee, which approval shall not be unreasonably withheld; provided, however, that if the Indemnifying Party shall seek the
          --------
approval of the Indemnitee to a
settlement for monetary damages for which the Indemnifying Party accepts responsibility and if the Indemnitee shall withhold approval of such settlement, then the obligation of the Indemnifying Party shall be limited to the amount of the proposed and unapproved settlement, plus attorney's fees and costs to the date of the proposed settlement, and the Indemnitee shall be solely responsible for any additional amount.

              (e) The Indemnitee may participate in the Indemnifying Party's defense of any Third Party Claim in which the Indemnitee has an interest and be represented by counsel of its own choosing at the Indemnitee's sole cost and expense.

              (f) If the Indemnifying Party fails to defend a Third Party Claim, the Indemnitee may defend and may compromise and settle or consent to an entry of judgment or a determination of liability concerning such Third Party Claim at the sole cost and expense of the Indemnifying Party.

              (g) Regardless of the party that defends a Third Party Claim, the other shall make available to the Indemnifying Party all employees, Books and Records, communications, and documents, within its possession or control that are necessary, appropriate or reasonably deemed relevant with respect to such defense, and otherwise shall reasonably cooperate in the defense of the Third Party Claim.

              (h) With respect to any Third Party Claim, neither party to this Agreement shall enter into any compromise or settlement or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the third party of a release, from all further liability concerning such Third Party Claim, of the other party to this Agreement.

              (i) Upon final judgment after exhaustion of all appeals, settlement, compromise or other final resolution of any Third Party Claim, and unless otherwise agreed by the parties, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment after exhaustion of all appeals, settlement, compromise or final resolution. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against any third party.

     Section  5.04  Direct Claims.  Any claim for indemnity pursuant to Section
                    -------------
5.02 on account of an Indemnifiable Loss made directly by the Indemnitee against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 90 days (or such shorter time period as may be required by law as indicated by the Indemnitee in the written notice) within which to respond thereto. If such Indemnifying Party does not respond within such 90-day (or lesser period), such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 90-day (or lesser) period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue resolution as provided in Article IX.

     Section  5.05  Adjustment of Indemnifiable Losses.
                    ----------------------------------

              (a) The amount which an Indemnifying Party is required to pay to an Indemnitee pursuant to Section 5.02(a) or Section 5.02(b) shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously. The Indemnitee agrees that, (i) it shall use commercially reasonable efforts to recover all insurance proceeds that may be available, and (ii) the Indemnifying Party shall be subrogated to such Indemnitee under any insurance policy.

              (b) (i) If an Indemnitee receives a tax saving by reason of having incurred an Indemnifiable Loss for which such Indemnitee shall have received an Indemnity Payment from an Indemnifying Party, then such Indemnitee shall pay to such Indemnifying Party an amount equal to such tax saving. For purposes of this Section 5.05(b), an Indemnitee shall be deemed to have received a tax saving with respect to an Indemnifiable Loss if, upon the filing of a Federal, state or local income tax return for a taxable year ending on or after the Distribution Date (the "Indemnity Return"), an amount attributable to an Indemnifiable Loss is deductible by the Indemnitee or any of its Affiliates and the amount of the related Indemnity Payment that is includible in gross income by the Indemnitee or any of its Affiliates is less than the amount of such tax deduction. The amount, if any, by which such deduction exceeds the amount of the related gross income is referred to herein as the "Indemnifiable Loss Deduction." Both ACX and CTI shall consult with each other and act in good faith to coordinate tax return filing positions with respect to Indemnity Payments for the periods that include an Indemnity Payment.

                    (ii) In the event that an Indemnitee will receive a tax saving by reason of an Indemnifiable Loss, such Indemnitee shall pay the Indemnifying Party within 30 days after the filing of an Indemnity Return, a sum equal to the Indemnifiable Loss Deduction multiplied by an amount equal to A + [(1 - A) x .05)], where A equals the highest marginal corporate Federal income tax rate applicable to corporations taxable under Subchapter C of the Code on the date the Indemnity Return is filed (the "Tax Saving Amount").

                     (iii) In the event that an Indemnitee may receive a tax saving by reason of an Indemnifiable Loss, such Indemnitee shall adopt, in good faith, a reasonable tax return filing position so as to report the Indemnifiable Loss Deduction on such returns. The Indemnitee shall have the sole responsibility for the preparation of its tax returns and reporting thereon such Indemnifiable Loss Deduction. If a dispute arises between the Indemnitee and the Indemnifying Party as to the reasonableness of an Indemnity Return filing position with respect to an Indemnifiable Loss Deduction, such dispute shall be resolved by a mutually agreed upon party selected and approved by both the Indemnitee and Indemnifying Party. The cost of retaining such mutually agreed upon party shall be shared by the parties equally, and the decision shall be binding on the parties.

                     (iv) There shall be an adjustment to any Tax Saving Amount calculated under Section 5.05(b)(ii) hereof in the event of an audit or other proceeding that results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction (the "Restated Indemnifiable Loss Deduction") reported on the Indemnity Tax Return by the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such audit or proceeding and shall attempt in good faith to sustain the tax saving at issue. Upon receiving a written notice of a Final Determination in respect of a Restated Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Restated Indemnifiable Loss Deduction under the tax saving calculation of Section 5.05(b) (ii) hereof substituting the Restated Indemnifiable Loss Deduction for the Indemnifiable Loss Deduction, taking into account the Final Determination (the "Restated Tax Saving Amount"). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall pay the Indemnifying Party a sum equal to the difference between such amounts, within 30 days after receiving written notice of the Final Determination. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay the Indemnitee, within 30 days of receiving written notice from the Indemnitee of the Final Determination, an amount equal to the sum of (1) the difference between such amounts, plus (2) any interest assessed against the Indemnitee by a tax authority which is attributable to any tax assessed as a result of a reduction in the Indemnifiable Loss Deduction effected by the Final Determination.

     Section  5.06   No Third Party Beneficiaries.  Except to the extent
                     ----------------------------
expressly provided otherwise in this Article V, the indemnification provided for by this Article V shall not inure to the benefit of any third party or parties and shall not relieve any insurer or other third party who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto, and each party agrees to waive such rights against the other to the fullest extent permitted.

     Section  5.07  Joint Defense Agreements.  Except as otherwise provided in
                    ------------------------
this Agreement, for any Third Party Claim in which both ACX (or its Affiliate) and CTI (or its Affiliate) share an actual or potential material interest, ACX and CTI or their respective Affiliates shall enter into a Joint Defense Agreement. Unless an Indemnifying Party is the sole indemnifying party or the parties otherwise specifically agree in writing in a Joint Defense Agreement, each party shall pay its proportionate share (as provided in the Joint Defense Agreement) of all costs and expenses reasonably incurred in connection with the defense of such Third Party Claim.

     Section  5.08  Special Notices.
                    ---------------

              (a) CTI shall notify ACX, in the manner specified in subparagraph 5.03(b), concerning all Third Party Claims where ACX is or could be named a party thereto or where, based on information available to CTI at that time, there is a reasonable likelihood that, based on the outcome of such Third Party Claim, the reputation of ACX or any Affiliate of ACX could be adversely affected, or ACX's or any Affiliate's ability to conduct its business or to take certain actions with respect thereto could be impaired as a result of any injunctive relief sought, or ACX could be liable for the payment of monetary damages. ACX or its Affiliate shall have the right to participate in the development and execution of strategy for the response to, preparation for and handling of such Third Party Claim in addition to its rights under Section 5.03.

              (a) ACX shall notify CTI, in the manner specified in subparagraph 5.03(b), concerning all Third Party Claims where CTI is or could be named a party thereto or where, based on information available to ACX at that time, there is a reasonable likelihood that, based on the outcome of such Third Party Claim, the reputation of CTI or any Affiliate of CTI could be adversely affected, or CTI's or any Affiliate's ability to conduct its business or to take certain actions with respect thereto could be impaired as a result of any injunctive relief sought, or CTI could be liable for the payment of monetary damages. CTI or its Affiliate shall have the right to participate in the development and execution of strategy for the response to, preparation for and handling of such Third Party Claim in addition to its rights under Section 5.03.


                                  ARTICLE VI

                          CERTAIN ADDITIONAL MATTERS
                          --------------------------

     Section  6.01  Construction of Agreements.  Notwithstanding any other
                    --------------------------
provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement (or any Conveyancing and Assumption Instrument) and the provisions of any Related Agreement, the provisions of such Related Agreement shall control.

     Section  6.02  No Representations or Warranties; Exceptions.  CTI
                    --------------------------------------------
understands and agrees that ALL OF THE TRANSFERRED ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" and that ACX is not, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting in any way (i) the value or freedom from encumbrance of, or any other matter concerning, any Transferred Assets or (ii) the legal sufficiency to convey title to any Transferred Assets of the execution, delivery and filing of the Conveyancing and Assumption Instruments, and that CTI shall bear the economic and legal risk that CTI's title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, CTI understands and agrees that ACX is not in this Agreement, or in any other agreement or document contemplated by this Agreement, representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements or the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, it being understood and agreed that, subject to Section 6.04 hereof, CTI shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.

     Section  6.03  Further Assurances.  Each of ACX and CTI shall execute and
                    ------------------
deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as each of them may reasonably request of the other as may be necessary or desirable to effect, perfect or confirm the record and beneficial transfer of the Transferred Assets, the assumption of the Assumed Liabilities and the purposes of this Agreement and to carry out the terms hereof. Notwithstanding the foregoing, ACX and CTI shall not be obligated, in connection with the foregoing, to expend monies other than reasonable out-of-pocket expenses and attorneys' fees.

     Section  6.04  Consents, etc.  ACX and CTI shall use their best efforts to
                    --------------
obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Transferred Assets to CTI; provided, however, that ACX shall not be
                                  --------
obligated to pay any consideration therefor (except for filing fees and other administrative charges) to the third party from whom such consents, approvals and amendments are requested.

     Section  6.05  Officers and Directors.  On or before the Distribution Date,
                    ----------------------
CTI and ACX shall take all necessary actions to elect or otherwise appoint individuals to be directors or officers (or both) of CTI and to cause the resignations of individuals as officers and directors of each so that there are no common directors or officers except as described in the Information Statement under the sections entitled "Management--Directors" and "--Executive Officers."

     Section  6.06  Existing Intercompany Arrangements.  Except as contemplated
                    ----------------------------------
by this Agreement or any Related Agreement, all material existing agreements relating to goods, rights or services provided or licensed between ACX or any of its Affiliates and CTI or any of its Affiliates shall be terminated effective as of the close of business on the Distribution Date. Until the Distribution Date, no such existing agreement shall be deemed terminated, amended or otherwise affected by this Agreement. After the Distribution Date, any such agreement between ACX or any of its Affiliates and CTI or any of its Affiliates shall be the result of arms-length negotiations and on the basis of fair market pricing.

     Section  6.07  Intercompany Accounts.  Any intercompany receivable, payable
                    ---------------------
or loan between ACX or its Affiliates and CTI or its Affiliates outstanding on the Distribution Date (other than the Intercompany Debt) shall not be deemed altered, amended or terminated as a result of this Agreement or the consummation of the transactions contemplated hereby and shall be settled between ACX or its Affiliates and CTI or its Affiliates in due course following the Distribution Date.

     Section  6.08  Transfer Taxes.
                    --------------

              (a) CTI shall pay all federal, state and local sales taxes, use taxes, documentary taxes, stock transfer taxes, real property transfer taxes and any other transfer taxes or fees, including any interest, penalties or additions to such taxes (the "Transfer Taxes") with respect to the transactions described in Section 2.01 hereof.

              (b) ACX shall file timely all tax returns and reports with respect to Transfer Taxes that it is required to file under applicable law, and CTI shall reimburse ACX for any Transfer Taxes due and paid with such returns and reports. CTI shall file timely all returns and reports with respect to Transfer Taxes that it is required to file under applicable law and shall pay the taxes due with such returns and reports.

              (c) The responsibility and authority for filing amended returns and refund claims with respect to Transfer Taxes and the overall coordination and administration of audits and any dispute resolution proceedings related to Transfer Taxes shall be as set forth in the Tax Sharing Agreement. CTI shall be obligated for any additional Transfer Taxes that are payable, and shall be entitled to all refunds of Transfer Taxes previously paid, pursuant to these transactions.

     Section  6.09  Proration of Taxes, Lease and Utility Payments.  All real
                    ----------------------------------------------
property, personal property and similar taxes and installments of general and special assessments, if any, with respect to the Transferred Assets shall be prorated on the basis of actual days elapsed between the commencement of the relevant fiscal tax year and the date of transfer, based on a 365-day year and the most recent tax statements or bills applicable thereto, without later adjustment. Any installment of rental payments with respect to leases that are part of the Transferred Assets, or utility or similar periodic charges incurred by any entity which are payable with respect to the current period in which the transfer occurs shall be prorated between ACX and CTI on the basis of actual days elapsed from the first day of the relevant period to the date of transfer. ACX shall be responsible for all such taxes, payments and charges allocable to all times prior to and including the date of transfer and CTI shall be responsible for all such taxes, payments and charges allocable to all times after the date of transfer. Following the date of this Agreement, each party shall, upon request of the other party, immediately reimburse the other party for any such taxes, payments and charges or other expenses for which said party is responsible but which have been paid by or are owed by the other party and for collections made by one party on behalf of the other party.

                                  ARTICLE VII

                      ACCESS TO INFORMATION AND SERVICES
                      ----------------------------------

     Section  7.01  Provision of Corporate Records.  As soon as practicable
                    ------------------------------
after the date of this Agreement, ACX shall deliver to CTI all Books and Records. Such Books and Records shall be the property of CTI, but shall be retained and made available readily to ACX for review and duplication until the earlier of notice from ACX that such records are no longer needed by ACX or the tenth anniversary of the Distribution Date. Notwithstanding the foregoing provisions of this Section 7.01, those Books and Records relating to any Action that is the subject matter of a joint defense agreement shall be handled as provided in such joint defense agreement.

     Section  7.02  Access to Information.  From and after the Distribution
                    ---------------------
Date, ACX and CTI shall afford to each other and to each other's authorized accountants, counsel and other designated representatives reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours to all Books and Records and documents, communications, items and matters, including computer programs and data within each other's knowledge, possession or control relating to the Transferred Assets or the Employees, insofar as such access is reasonably required by ACX or CTI, as the case may be (and shall use reasonable efforts to cause persons or firms possessing relevant items or information to give similar access). Items or information may be requested under this Article VII for any legitimate business purpose including, without limitation, audit, accounting, claims, Actions, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations, but not for competitive purposes.

     Section  7.03  Production of Witnesses and Individuals.  From and after the
                    ---------------------------------------
date of this Agreement, ACX and CTI shall use reasonable efforts to make available to each other, upon written request, its officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the conduct of CTI prior to the date of this Agreement. Except as otherwise agreed between the parties or pursuant to a Joint Defense Agreement, ACX and CTI agree to reimburse each other for reasonable out-of-pocket expenses (but not labor charges or salary payments) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 7.03.

     Section  7.04  Retention of Records.  Except when a longer retention period
                    --------------------
is otherwise required by law, agreed to in writing or specifically provided for herein or in any Related Agreement, ACX and CTI shall retain, for a period of at least ten years following the date of this Agreement, all material Information relating to CTI. Notwithstanding the foregoing, in lieu of retaining any specific information, ACX or CTI may offer in writing to deliver such information to the other and, if such offer is not accepted within 90 days, the offered information may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested (at the cost of the requesting party).

     Section  7.05  Confidentiality.  ACX and CTI shall hold, and shall cause
                    ---------------
its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law, all information concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party,
(b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this Section 7.05. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     Section  7.06  Privileged Matters.
                    ------------------

              (a) The parties each agree that they will maintain, preserve and assert all privileges, including without limitation privileges arising under or relating to the attorney-client relationship (which shall include without limitation the attorney-client and work product privileges), that relate directly or indirectly to such party for any period prior to the Distribution Date ("Privilege" or "Privileges"). Neither party shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the other party. The rights and obligations created by this paragraph shall apply to all information as to which, but for the Distribution, a party would have been entitled to assert or did assert the protection of a Privilege ("Privileged Information"), including but not limited to (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of the other party; (ii) all communications subject to a Privilege occurring prior to the Distribution Date between counsel for such party and any person who, at the time of the communication, was an employee of such party, regardless of whether such employee is or becomes an employee of the other party; and (iii) all information generated, received or arising after the Distribution Date that refers or relates to Privileged Information generated, received or arising prior to the Distribution Date.

              (b) Upon receipt by a party or any of its Affiliates of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information or if such party or any of its Affiliates obtains knowledge that any current or former employee of such party or any of its Affiliates has received any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 7.06 or otherwise to prevent the production or disclosure of Privileged Information. Neither party will produce or disclose any information arguably covered by a Privilege under this Section 7.06 unless (a) the other party has provided its express written consent to such production or disclosure, or (b) a court of competent jurisdiction has entered a final, non-appealable order finding that the information is not entitled to protection under any applicable privilege.

              (c) ACX's transfer of Books and Records and other information to CTI, and each party's agreement to permit the other party to possess Privileged Information occurring or generated prior to the date of this Agreement, are made in reliance on such other party's agreement, as set forth in this Section 7.06, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 7.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.03 hereof and transfer of Privileged Information pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 7.06 or otherwise. Nothing in this Distribution Agreement shall operate to reduce, minimize or condition the rights granted to, or the obligations imposed upon either party by this Section 7.06.

              (d) If there is a reasonable likelihood that the waiver by either party of any Privilege could expose the other party or any of its Affiliates to liability or could otherwise adversely affect the other party or any of its Affiliates, such party will notify the other party prior to such waiver, and, at the other party's request, such party will assert or preserve the Privilege, as applicable, if such party's interests will not be adversely affected by its assertion or preservation of the Privilege.

                                 ARTICLE VIII

                                   INSURANCE
                                   ---------

     Section  8.01  General.
                    -------

              (a) ACX shall use its best efforts to keep in effect all policies under its Insurance Program that are in effect as of the date of this Agreement insuring the Transferred Assets and CTI until the next termination date of each policy occurring on or after the Distribution Date. If ACX's insurers will not provide continued coverage, ACX shall assist CTI in obtaining such insurance to be effective on the Distribution Date. Premiums for such continued policies and any applicable interest charges for such policies shall be allocated between ACX and CTI in accordance with the methods employed by ACX for the allocation of such premiums among ACX, its Affiliates and CTI as of the date of this Agreement. The date and time as of which each ACX policy issued under its Insurance Program will, pursuant to this provision, cease covering the Transferred Assets or CTI will be referred to herein as the "Policy Termination Date" for that policy. CTI understands that ACX will be terminating coverage under each policy issued under its Insurance Program with respect to the Transferred Assets and CTI as of the Policy Termination Date of each policy. After such date, ACX shall, if so requested by CTI, use reasonable efforts to assist CTI in obtaining its own insurance coverage, but shall not be obligated to obtain or pay for such insurance, and if CTI is unable to obtain its own policies, and if requested by CTI, ACX will use reasonable efforts to obtain coverage for CTI, at CTI's expense.

              (b) From the Distribution Date and until the Policy Termination Date, CTI shall be responsible for reporting to ACX any claims it or any of its Affiliates may have under any policy continued under paragraph (a). From and after the Policy Termination Date, CTI shall be responsible for notifying the appropriate insurance carrier of any claims it or any of its Affiliates may have.

              (c) Each of ACX and CTI shall cooperate with and assist the other party in making claims under insurance policies relating to periods prior to the Policy Termination Date and collecting Recoveries with respect thereto. ACX and CTI shall each give the other periodic reports regarding claims arising prior to the Policy Termination Date that are material or may reasonably jeopardize the availability of coverage for the other and shall give each other prompt notice of any dispute that is anticipated to give rise to a claim against any insurance carrier.

          Section  8.02  Certain Insured Claims.  ACX agrees that with respect
                         ----------------------
to claims made prior to the Policy Termination Date that arise from or relate to the Transferred Assets or Transferred Business, ACX or its Affiliate will, prior to the Policy Termination Date, use its reasonable efforts to obtain Recoveries for CTI and remit to CTI any Recovery obtained by ACX pursuant to such claims. From and after the Policy Termination Date, CTI shall be responsible for administering all claims relating to the Transferred Assets or CTI, including those claims initiated prior to the Policy Termination Date; provided, however,
                                                             --------
that if a claim relates to both ACX or its Affiliates, and CTI or its Affiliates, ACX or its Affiliate shall continue to administer the claim, and CTI shall pay its proportionate share of the costs of such administration, based on the reasonable estimate of the proportionate amount of each party's claim, as agreed to by the parties. If the amount of any Recovery is less than the claims of ACX and CTI or their Affiliates to be paid from such Recovery, the parties shall agree on the allocation of the Recovery between the parties.


                                  ARTICLE IX

                              DISPUTE RESOLUTION
                              ------------------

     Section  9.01  Initiation.  Except with respect to matters involving
                    ----------
Section 7.06 hereof, if ACX or its Affiliate and CTI or its Affiliate are unable to resolve any disagreement or dispute, either party may refer the matter to the Chief Executive Officers (CEOs) of the parties by giving the other party written notice ("Notice"). Within 20 days after delivery of Notice, or if the CEOs fail to meet within 20 days after delivery of Notice, the CEOs of both parties shall meet at a mutually acceptable time and place to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 45 days after delivery of Notice, or if the CEOs fail to meet within 20 days after delivery of Notice, either party may initiate mediation and, if applicable, arbitration proceedings as set forth herein. All negotiations pursuant to this Section 9.01 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

     Section  9.02  Mediation.  In the event a dispute exists between the
                    ---------
parties and the respective CEOs are unable to resolve the dispute, the parties agree to participate in a nonbinding mediation procedure as follows:

              (a) A mediator will be selected by having counsel for each party agree on a person to act as mediator. The parties' counsel as well as the CEOs of each party and not more than two other participants from each party will appear before the mediator at a time and place determined by the mediator, but not more than 60 days after delivery of Notice. The fees of the mediator and other costs of mediation shall be shared equally by the parties.

              (b) Each party's counsel will have 45 minutes to present a review of the issues and arguments before the mediator. After each counsel's presentation, the other counsel may present specific counter-arguments not to exceed 10 minutes. The 45-minute and 10-minute periods will be exclusive of the time required to answer questions from the mediator or attendees.

              (c) After both presentations, the CEOs may ask questions of the other side. At the conclusion of both presentations and the question periods, the CEOs and their respective counsel will meet together to try and resolve the dispute. The length of the meeting will be as agreed between the parties. Either party may abandon the procedure at the end of the presentations and question periods if they feel it is not productive to go further. This mediation procedure shall not be binding on either party.

              (d) The duties of the mediator are to be sure that the above set -out time periods are adhered to and to ask questions so as to clarify the issues and understanding of the parties. The mediator may also offer possible resolutions of the issue but has no duty to do so.

     Section  9.03  Arbitration.  After applying the mediation procedure set
                    -----------
forth above, or if either party refuses to take part in the mediation process, the parties hereby agree to submit all controversies, claims and matters of difference that are unresolved to arbitration in Denver, Colorado, according to the rules and practices of the American Arbitration Association from time to time in force, except that insofar as such rules and practices are unenforceable under or are directly supplemented by the Colorado Rules of Civil Procedure or any other provisions of Colorado law then in force, such Colorado rules and provisions shall govern. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of either party if notice of the proceedings has been given to such party. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any damages in excess of compensatory damages. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by the Colorado Rules of Civil Procedure. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or such party's property as a basis of judgment and of the issuance of execution for its collection.

     Section  9.04  Cost of Arbitration.  The costs of arbitration shall be
                    -------------------
apportioned between ACX and CTI as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

     Section  10.01 Complete Agreement.  This Agreement, including the Schedules
                    ------------------
and Exhibits and the agreements and other documents referred to herein, shall constitute the entire agreement between ACX and CTI with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     Section  10.02 Expenses.  Except as otherwise expressly provided in this
                    --------
Agreement, ACX and CTI shall each pay their own costs and expenses incurred in connection with the Distribution and the consummation of the transactions contemplated by this Agreement.

     Section  10.03 Governing Law.  This Agreement shall be governed by and
                    -------------
construed and enforced in accordance with the laws of the State of Colorado (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

     Section  10.04 Notices.  All notices, requests, demands and other
                    -------
communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

          If to ACX:     ACX Technologies, Inc.
                         Attn:  Jill B.W. Sisson, General Counsel
                         4455 Table Mountain Drive
                         Golden, Colorado  80403

          If to CTI:     CoorsTek, Inc.
                         Attn:  Katherine A. Resler, General Counsel
                         16000 Table Mountain Parkway
                         Golden, Colorado  80403

Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

     Section  10.05 Amendment and Modification.  This Agreement may be amended,
                    --------------------------
modified or supplemented only by written agreement of the parties.

     Section  10.06 Termination.  This Agreement may be terminated and the
                    -----------
Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board without the approval of CTI. In the event of such termination, no party shall have any liability of any kind to any other party.

     Section  10.07 Successors and Assigns.  This Agreement and all of the
                    ----------------------
provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

     Section  10.08 No Third Party Beneficiaries.  This Agreement is solely for
                    ----------------------------
the benefit of the parties hereto and is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

     Section  10.09 Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section  10.10 Interpretation.  The Article and Section headings contained
                    --------------
in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

     Section  10.11 Schedules, Etc..  The Schedules and Exhibits shall be
                    ---------------
construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     Section  10.12 Legal Enforceability.  Any provision of this Agreement which
                    --------------------
is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                                   * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed and delivered as of the day and year first written above.


                              ACX TECHNOLOGIES, INC.



                              By: /s/ Jill B. W. Sisson
                                 ____________________________________
                              Name:  Jill B. W. Sisson
                              Title: General Counsel and Secretary



                              COORSTEK, INC.



                              By: /s/ Katherine A. Resler
                                 _________________________________
                              Name:  Katherine A. Resler
                              Title: General Counsel and Secretary

                                  SCHEDULE I
                  Transferred Assets and Assumed Liabilities

Transferred Assets:

     1. [Airplane]

     2. [Sports tickets]

Assumed Liabilities:

     [?]

                                  SCHEDULE II
                               Intercompany Debt

                            [describe and schedule]

                                   EXHIBIT A
                            FORM OF PROMISSORY NOTE

January 1, 2000                                      $ ____________

                                PROMISSORY NOTE

     For value received, the undersigned, COORSTEK, INC., a Delaware corporation and having its principal executive offices in Colorado ("Maker"), hereby promises to pay to the order of ACX TECHNOLOGIES, INC., a Colorado corporation, or its assigns (the "Holder"), the principal amount of $______________, with interest, accruing from the date hereof at __% per annum, payable in full on January ___, 2000 or earlier upon demand.

     This Promissory Note is an assignable, endorsable and transferable note of Maker.

     All payments due under this Promissory Note shall be satisfied in lawful money of the United States at the offices of Holder's agent located at 4455 Table Mountain Parkway, Golden, Colorado 80403, or at such other place as Holder may designate. This Promissory Note may be prepaid without premium or penalty, in whole or in part, at any time and from time to time in each case together with payment of all accrued, but unpaid interest on the principal amount being prepaid.

     Maker waives presentment, demand, protest and notice thereof or of dishonor, and waives the right to be released by reason of any extension of time or change in terms of payment or any change, alteration or release of any security given for the payment hereof. No waiver of any payment under this Promissory Note shall operate as a waiver of any other payment. Maker agrees to pay all reasonable out-of-pocket expenses, including reasonable attorney fees, incurred by Holder in collecting any amounts due hereunder, by litigation or otherwise. All principal and interest and any other sums due hereunder can be made, unless agreed otherwise between the Holder and the Maker, by way of set off, recoupment or counterclaim.

     If any provision of this Promissory Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provision shall not be in any way be affected or impaired in any other jurisdiction. In the event that any interest payable hereunder shall exceed the maximum lawful rate of interest in the State of Colorado, the applicable interest rate shall be limited to the lesser of such rates (the "Maximum Rate"), but only for such period as the applicable interest rate hereunder exceeds the Maximum Rate.

     No delay or failure of Holder in the exercise of any available right or remedy shall be deemed a waiver of such right by Holder, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that Holder may have.

     This Promissory Note is to be governed by and construed according to the laws of the State of Colorado.

     DATED as of the date first set forth above.

                                COORSTEK, INC.



                                By:_______________________________________
                                Name:
                                Title:

                                   EXHIBIT B

                FORM OF ENVIRONMENTAL RESPONSIBILITY AGREEMENT

                                   EXHIBIT C

                    FORM OF TRANSITIONAL SERVICES AGREEMENT

                                   EXHIBIT D

                         FORM OF TAX SHARING AGREEMENT




                                      D-1